U.S. Gold Corp. Commences 2019 Exploration Drill Program

at its Keystone Project on the Cortez Gold Trend, Nevada

ELKO, NV, July 30, 2019 — U.S. Gold Corp. (NASDAQ: USAU), a gold exploration and development company, is pleased to announce that it has commenced the first phase of its previously announced targeted drilling program at its Keystone project on the Cortez Trend, Nevada.

This exploration drilling program is expected to consist of an initial phase of 9 reverse circulation (RC) holes and 1 core hole for a total of approximately 20,000 feet (6,400 meters). The first phase will focus on specific targets identified through detailed geology, geochemistry, geophysics and drilling throughout the 650 lode claims covering 20 square miles of mineral rights.

Drilling targets identified through comprehensive technical studies and mapping are described in reports previously released and available on the U.S. Gold Corp. website. All permits have been obtained, including Bureau of Land Management approvals. The phase one program is expected to take approximately two months. Phase one drilling will focus on the Sophia, Tip Top and Nina Skarn target areas as previously detailed on the following map:

www.usgoldcorp.gold/2019-keystone-drilling

Core and chip samples are expected to be assayed, and the results released once they have been analyzed and interpreted. A second phase drilling campaign, building on the results of this first phase program, is planned for later in the year.

Ken Coleman, U.S. Gold Corp.’s Keystone Project Geologist states, “Our summer 2019 phase one Keystone program is the beginning of our important target and gold deposit discovery stage in the Keystone exploration program. We have started our 2019 summer exploration efforts with a core hole to follow up on the encouraging results of hole Key18-09rc drilled in the Sophia target area last autumn. Our team has been in the process of locating, qualifying and prioritizing site-specific, drill-hole target opportunities within the target encompassing areas that we have previously identified. We are now seeking the all-important high-grade gold zones that comprise potential economic deposits within this broad district-scale Carlin-style gold system. The economically important core portions of gold deposits tend to be rather small and tightly size-restricted targets, generally proximal to, and within feeder structures or their intersections. We realized early on we were working on a large, robust Carlin-style gold system. Over the last 3 years, we have scientifically added to the very large voids in much of the historic data that we began with. All the prior drilling to date has provided encouraging results.”

Mr. Coleman continued, “The excellent host characteristics of Devonian Horse Canyon and Wenban, and the upper Devonian and Silurian Roberts Mountains Formations, are now well-established. In addition, the identification of Cambrian-Ordovician Comus Formation within broad parts of the property has expanded the potential host rock thicknesses we can explore. Large bodies of dissolution-related collapse breccias with associated hydrothermal styles of alteration, including silicification, decalcification, argillization, and sulfidation; multiple types and styles of system-related dikes and sills; and local, very strong pathfinder elements, including the presence of locally abundant arsenopyrite, realgar, and orpiment, have been encountered in the previous drilling. We are pleased to commence our 2019 first phase exploration drilling program with concerted, iterative target-specific drilling. Our whole team is encouraged with our results to date and we are confident we are vectoring in on discovery success.”

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded U.S.-focused gold exploration and development company. U.S. Gold Corp. has a portfolio of development and exploration properties. Copper King is located in Southeast Wyoming and has a Preliminary Economic Assessment (PEA) technical report, which was completed by Mine Development Associates. Keystone is an exploration property on the Cortez Trend in Nevada. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold.

Forward-looking and cautionary statements

Forward-looking statements in this press release and all other statements that are not historical facts are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including information contained related to the exploration drilling program planned for the Keystone project; management’s expectations for the Keystone project; the identification of specific discovery targets; anticipated results of current exploration programs and drilling plans; our analysis of mapping, geophysics, geochemistry, permitting and scout hole drilling; and the potential for future work programs. These statements involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: availability of capital, changes in the price of gold and mining industry cost inputs, environmental and regulatory risks, risks faced by junior companies generally engaged in exploration activities, and other factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. Information contained in U.S. Gold’s technical updates are not compliant with the United States Securities and Exchange Commission Industry Guide 7 under the United States Securities Act of 1933, as amended. We make no representation or warranty that the information contained herein is complete and accurate, and we have no duty to correct or update any information contained herein.

INVESTOR CONTACT:

U.S. Gold Corp. Investor Relations:

+1-800-557-4550

ir@usgoldcorp.gold

www.usgoldcorp.gold